Exhibit 10.1

July 20, 2006

Mr. Thomas P. Mac Mahon
Chief Executive Officer
Laboratory Corporation of America Holdings
430 South Spring Street
Burlington, North Carolina 27215

Dear Tom:

        This letter agreement confirms that the Nominating and Corporate Governance Committee and the independent members of the Board of Directors have requested that you provide additional services following the termination of your employment as Chief Executive Officer to assist the Company during a transition period. This will also confirm that you have expressed a willingness to provide those services subject to the terms and conditions set forth below:

1)     Employment:

Effective January 1, 2007 (the “Effective Date”), by mutual agreement, you will retire as Chief Executive Officer of Laboratory Corporation of America Holdings (the “Company”). As of the Effective Date, the Company agrees to engage you to serve as a consultant to the Company in a non-employee capacity, and you agree to serve the Company, during the Term, and subject to the terms and conditions, set forth in this Letter Agreement. Nothing herein shall affect your service as a member of the Board of Directors (the “Board”) or, at the pleasure of the Board, as Chairman thereof.

2)     Term:

The term of the transition assistance period shall begin on January 1, 2007 and continue for a period of up to sixteen months.

3)     Duties:

Your duties shall include assisting the successor CEO during the transition assistance period; providing consulting advice and assistance to the successor CEO in connection with Board related matters; providing input and guidance in licensing matters including as appropriate participating in meetings, introductions, and licensing visits; and other matters as mutually agreed with the board.

3)     Time Commitment:

You would be expected to spend an average 6-8 days per month providing transition assistance.

4)     Office Expense Reimbursement:

The Company would reimburse you for forty percent of the cost of providing office space and administrative support consistent with your current office and administrative support during the term of the transition assistance.

5)     Travel and Entertainment Expenses:

You shall be reimbursed for reasonable business expenses, including travel and entertainment expenses, incurred in connection with your performing services to the Company during the term of the transition assistance. The Company’s normal reimbursement policies will apply to these reimbursements.

6)     Compensation:

In addition to the compensation you may receive as a member of the Board of Directors, you shall receive $12,500 per month for the consulting services provided in connection with the Agreement. In addition, for purposes of determining your total retirement benefits under the Company’s Retirement Plan and Pension Equalization Plan, five years shall be added to your age at the time of your retirement (i.e. if you retire at the age of 60, your retirement age for pension calculation purposes shall be 65).

7)     Transition Plan:

This Agreement is intended to be independent and in addition to the Senior Executive Transition Plan Agreement and shall not amend or modify that Agreement which shall remain in full force and effect.

8)     Termination:

Either party may terminate this Agreement upon 30 days prior written notice after the sixth month of the term of this Agreement has been completed. This Agreement will terminate on your death or your disability, which means your incapacity due to physical or mental illness such that you are unable to perform the essential functions of your duties under this Agreement; provided, however, that if your death or disability occurs in the first six months of the term of this Agreement, the Company will continue to pay the compensation provided in this Agreement to you or to your estate for the remainder of the six month period.

        The Nominating and Corporate Governance Committee and the independent Board Members very much appreciate your agreement to continue to provide the succession transition assistance outlined above to help assure a smooth and successful CEO Succession Transition. Would you please sign a copy of this letter in the space provided below to indicate your agreement to the terms and conditions set forth above.

Very truly yours,
/s/Robert E. Mittelstaedt, Jr.
Robert E. Mittelstaedt, Jr. Chairman, Nominating and Corporate Governance Committee

AGREED AND ACCEPTED:

/s/Thomas P. Mac Mahon
Thomas P. Mac Mahon